                                                                 EXHIBIT 10

                        FIRST AMENDMENT TO LICENSE AGREEMENT

          THIS FIRST AMENDMENT TO LICENSE AGREEMENT (the "Amendment"), dated as of December 30, 1998 (the "Effective Date"), is by and between Alliance Pharmaceutical Corp., a New York corporation, having its principal place of business at 3040 Science Park Road, San Diego, California 92121 ("Alliance") and Schering Aktiengesellschaft, a German corporation having its principal place of business at 13342 Berlin, Germany ("Schering").

          WHEREAS, Alliance and Schering entered into a license agreement dated as of September 23, 1997 (the "Agreement"), whereby Alliance licensed to Schering certain rights to IMAGENT-Registered Trademark-, an ultrasound contrast agent in development;

          WHEREAS, the parties have agreed that the focus of industry-wide development activities pertaining to ultrasound contrast agents has changed during the past year and the Agreement needs to be modified to reflect such industry-wide changes;

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto intending to be legally bound, do hereby agree as follows:

1. Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

2. Section 1.01 of the Agreement is hereby amended so that the definitions of "Indications" and "MP Indication" read as follows and the following definition for CAD Indication is added:

     "INDICATIONS" means the *


     "MP Indication" MEANS the *


     "CAD INDICATION" means the *


3. Section 4.02(a) of the Agreement is hereby amended in its entirety to read as follows:

     "(a) the sum of *


----------
* Indicates confidential information which has been omitted and filed separately with the Securities and Exchange Commission

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                                    , the first such installment being
          accrued and earned on December 31, 1997 and payable on March 30, 1998, and subsequent installments accrued and earned on the last day of March, June, September and December, respectively, and each payable on the last day of each subsequent June, September, December and March, respectively, to cover future research."

4.   Section 4.02 of the Agreement is hereby amended to add sections (f),
     (g), (h), (i) and (j) as follows:

     "(f) the sum of *


     (g)  the sum of *


     (h)  the sum of *


     (i)  the sum of *


     (j)  the sum of *


5. Section 8.01 of the Agreement is hereby amended in its entirety to read as follows:

     "SECTION 8.01. ROYALTIES. In further consideration of the rights and licenses granted to Schering under Article VI of this Agreement, Schering shall pay to Alliance the following royalties based on the Net Sales of the Product in the Territory (the "ROYALTY PERCENTAGE"):

     (a) SALES IN THE UNITED STATES AND EUROPE. With respect to sales of the Product in the United States and Europe collectively;

          (i) Subject to Section 8.01(d), Schering shall pay to Alliance a royalty on Net Sales of the Product in accordance with the following table:

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

                                                    Maximum                 Royalty
            Total Net         Royalty               Payment                 Average
            Sales/Year       Percentage        (% of Net Sales)        (% of Net Sales)
Category   ($ millions)   (% of Net Sales)   (Section 8.01(a)(ii))   (Section 8.01(a)(iv))
--------   ------------   ----------------   ---------------------   ---------------------
   1.           *                *                     *
   2.           *                *                     *                       *
   3.           *                *                     *                       *
   4.           *                *                     *                       *
   5.           *                *                     *                       *

          (ii)   In any calendar year *

                                        shall not exceed the *


                                                      , any such amount
                 exceeding the Maximum Payment shall be reimbursed by Alliance to Schering. Any * made in accordance with this Section 8.01(a) shall be made after the end of the calendar year for which such adjustment is applicable, and any amount *

                 Alliance ratably over the next four (4) quarters. Reasonably detailed accounting records to support such adjustments shall be provided to Alliance within sixty (60) days after the end of the calendar year.

          (iii) Notwithstanding Section 8.01(a)(i) above, in the event Net Sales of Product *

                                                  (a) Net Sales for *
                                                                             Net
                 Sales *                                          of such
                 total. Schering shall make such adjustments at the end of the first calendar quarter of the year and shall deliver any necessary payments (with reasonably detailed records of such adjustments) to Alliance within sixty (60) days after the end of the first calendar quarter of such year.

          (iv)   Notwithstanding Section 8.01(a)(i) above, *





                               applicable for total Net Sales for the
                 immediately preceding calendar year. Adjustments from amounts paid as royalties pursuant to this

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

                 section to amounts actually earned as royalties shall be made to fourth quarter payments to Alliance (with reasonably detailed records of such adjustments provided therewith).

     (b) SALES IN JAPAN. With respect to sales of the Product in Japan, Schering shall pay to Alliance a royalty payment equal to *




     (c) SALES IN THE TERRITORY EXCLUDING THE UNITED STATES, EUROPE AND JAPAN. With respect to sales of the Product in the Territory, excluding sales of the Product in the United States, Europe and Japan as provided for in Section 8.01(a) and (b), *





    (d)  MINIMUM PAYMENTS.  Notwithstanding anything to the contrary in
         Section 8.01 *




                                                on a country-by-country basis *


                          The rate of *




                           If this Section 8.01(d) becomes applicable, *

                                                                           The
          minimum payments refered to in this Section 8.01(d) *



     (e) THIRD PARTY ROYALTIES. In the event that after the First Commercial Sale Alliance pays any royalties to Third Parties *






     (f) If the Product is sold in any country in which Alliance does not have valid patent coverage for the Product which would prevent the sale of a generic form of the

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

          Product, the royalty obligation set forth in Section 8.01 above with respect to Net Sales attributable to the sale of the Product in such country shall be reduced by *


          Net Sales attributable to the sale of the Product in such country unless and until Alliance is granted such valid patent coverage for the Product in such country; provided that *



     (g) ROYALTY TERM. Except where expressly provided otherwise in this Agreement, all royalties to a Party shall be paid, on a country-by-country basis, from the date of the First Commercial Sale of each Product in a particular country until the later of (i) ten (10) years from the First Commercial Sale in such country and
          (ii) the last to expire of any valid Alliance Patents which covers the use or sale of the Product in such country.

     (h) DISCONTINUANCE. Subject to the provisions of Article XIV, Schering may discontinue Commercialization of a Product at any time.

     (i) LICENSE FOLLOWING EXPIRATION. Upon expiration of the royalty term for a Product in the country as described above, Schering shall thereafter have an exclusive (even as to Alliance), paid-up license to Alliance Know-How to make, have made, use, sell, offer for sale, have sold and import that Product in that country. In such event, Schering shall retain responsibility for, and indemnify Alliance from, the payment of all applicable royalties and other obligations owed to a Third Party with respect to the Product."

6.   Section 9.01 of the Agreement is amended as follows:

     (a) The phrase "until Schering becomes the Manufacturing Party (as provided for in Section 9.10 hereof)" is hereby deleted and replaced with the phrase " *
                                                                       in the
          Territory."

     (b) The sentence "Schering hereby agrees to purchase all of its requirements of Product (to the capacity of Alliance's San Diego facility)" is hereby added at the end of Section 9.01.

7. Section 9.10 of the Agreement is hereby amended to read in its entirety as follows:

     "SECTION 9.10. MANUFACTURE AND SUPPLY OF THE PRODUCT BY SCHERING. Schering agrees to become the sole Party responsible for the manufacture and supply of the Product when * and, in such event, shall use commercially reasonable efforts to manufacture and supply the Product (or arrange for such manufacture and supply) to meet reasonable demand for the Product throughout the Territory. Alliance shall provide reasonable assistance to Schering with respect to the transfer of all manufacturing capabilities from Alliance (or its subcontractors) to Schering. Schering

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

     agrees to reimburse Alliance for all direct costs reasonably incurred by Alliance specifically attributable to the transfer of the manufacturing capabilities; provided however, that an estimate of the expected costs of such transfer be delivered to Schering in sufficient detail and at least one (1) month prior to any such transfer."

8. Section 9.11 of the Agreement is amended by adding the following language at the end of the first sentence thereof:

     "; *



                                              ."

9.   Section 14.02(a) of the Agreement is hereby amended to add the phrase:
     "but in any event not before September 30, 1999" at the end of the first sentence thereof.

10. Except as set forth herein, all other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALLIANCE PHARMACEUTICAL CORP.            SCHERING AKTIENGESELLSCHAFT



By:  \s\ Theodore D. Roth                By:  \s\ Dr. Eckhard Duchert
    ------------------------------           ------------------------------

Name:      Theodore D. Roth              Name:      Dr. Eckhard Duchert
      ----------------------------             ----------------------------

Title:    President & Chief              Title:    Head of Strategic
          Operating Officer                        Marketing DG
       ---------------------------              ---------------------------



                                         By:  \s\ Dr. Uhich Koch
                                             ------------------------------

                                         Name:      Dr. Uhich Koch
                                               ----------------------------

                                         Title:   Head Corporate Licensing
                                                ---------------------------



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